EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.323.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer
800.225.0135 • 214.528.5588

HALLWOOD GROUP REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2013

Dallas, Texas, May 15, 2013 — The Hallwood Group Incorporated (NYSE MKT: HWG) (the “Company”) today reported results for the first quarter ended March 31, 2013.

For the 2013 first quarter, the Company had a net loss of $1.3 million, or $(0.88) per share, compared to a net loss of $9.6 million, or $(6.26) per share for the 2012 first quarter, on revenue of $31.3 million and $35.9 million, respectively.

Following is a comparison of results for the 2013 and 2012 periods:

Operating Income (Loss). The operating income (loss) for the 2013 and 2012 first quarters was $(1.1) million and $(14.4) million, respectively. As previously disclosed, the 2012 first quarter results included a $13.2 million litigation charge as a result of the decision issued by the United States District Court on April 24, 2012 in which it entered a final judgment substantially adopting the proposed findings that the Bankruptcy Court issued in July 2011 in the Adversary Proceeding, as more fully described in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013.

The Company operates its principal business in the textile products industry through its wholly owned subsidiary, Brookwood Companies Incorporated (“Brookwood”). Brookwood’s textile products sales of $31,283,000 decreased by $4,596,000, or 12.8%, in the 2013 first quarter, compared to $35,879,000 in the 2012 first quarter. The decrease in 2013 was principally due to reduced sales of specialty fabric to U.S. military contractors as a result of decreases in orders from the military to Brookwood’s customers. Military sales accounted for $15,714,000 in the 2013 first quarter period, compared to $21,675,000 in the 2012 first quarter. Military sales represented 50.2% and 60.4% of Brookwood’s net sales in the 2013 and 2012 first quarters, respectively. Military sales have historically been cyclical in nature. Additionally, the results included costs and expenses incurred by the Company and Brookwood in the Hallwood Energy and Nextec litigation matters totaling $60,000 and $1,770,000 for the 2013 and 2012 first quarters, respectively, each of which is more fully described in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013.

Other Income (Loss). Other income (loss) principally consists of interest expense, along with interest and other income. For the 2013 and 2012 first quarters, other income (loss) was $(193,000) and $(24,000), respectively. The interest expense component relates to the Company’s loan with Hallwood Family (BVI), L.P., which was entered into in May 2012, and Brookwood’s revolving credit facility.

Income Tax Expense (Benefit). For the 2013 first quarter, the income tax expense was $7,000, which included state tax expense of $7,000. The federal tax benefit for the 2013 first quarter in the amount of $491,000 was offset by a full valuation allowance, due to the uncertainty related to taxable income in future periods. For the 2012 first quarter, income tax benefit was $4.9 million, which included a $1.0 million current federal tax benefit, a $3.9 million deferred federal tax benefit, and an $11,000 state tax expense.

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THE HALLWOOD GROUP INCORPORATED

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenue	$31,283	$35,879

Operating loss	$(1,144)	$(14,439)
Other income (loss)	(193)	(24)

Loss before income taxes	(1,337)	(14,463)
Income tax expense (benefit)	7	(4,911)

Net loss	$(1,344)	$(9,552)

PER COMMON SHARE
BASIC:
Net loss	$(0.88)	$(6.26)

Weighted average shares outstanding	1,525	1,525

DILUTED:
Net loss	$(0.88)	$(6.26)

Weighted average shares outstanding	1,525	1,525

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate”, “doubt” or “believe.” The Company intends that all forward-looking statements be subject to the safe harbors created by these laws. All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends, and known uncertainties. All forward-looking statements are based on current expectations regarding important risk factors. Many of these risks and uncertainties are beyond the Company’s ability to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Actual results could differ materially from those expressed in the forward-looking statements, and readers should not regard those statements as a representation by the Company or any other person that the results expressed in the statements will be achieved. Important risk factors that could cause results or events to differ from current expectations are described in the Company’s annual report on Form 10-K for the year ended December 21, 2012 under Item 1A –“Risk Factors”. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of the Company’s business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof, including without limitation, changes in its business strategy or planned capital expenditures, growth plans, or to reflect the occurrence of unanticipated events, although other risks and uncertainties may be described, from time to time, in the Company’s periodic filings with the SEC.

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